EXHIBIT 11



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                      ROSS STORES, INC.
          ________________________________________

      STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
      (Amounts in thousands, except per share amounts)


                                                    Three Months Ended
                                               May 4, 1996      April 29, 1995

                                                         Fully            Fully
                                              Primary  Diluted  Primary   Diluted

Net earnings                                   13,936   13,936  $3,866    $3,866
                                               ======   ======  ======    ======

Weighted average shares outstanding:
Common shares                                  25,029   25,029  24,532    24,532

Common equivalent shares:
Stock options                                     618      779     121       121
                                               ______   ______  ______   _______
Weighted average common and common
equivalent shares outstanding                  25,647   25,808  24,653    24,653
                                               ======   ======  ======    ======
Earnings per common and common
equivalent share                                 $.54     $.54    $.16      $.16



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